EXHIBIT 3.5

CERTIFICATE OF ELIMINATION

OF THE

NonCUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A

($0.01 Par Value)

OF

BYLINE BANCORP, INC.

________________________

Pursuant to Section 151(g) of the

General Corporation Law of the State of Delaware

________________________

Byline Bancorp, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151(g) of the Delaware General Corporation Law (the “DGCL”), hereby certifies as follows:

FIRST:  Pursuant to Section 151 of the DGCL and the authority vested in the Board of Directors of the Corporation (the “Board of Directors”) in accordance with the provisions of the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), the Board of Directors previously designated 15,003 shares of preferred stock, par value $0.01 per share, as Noncumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”), and established the voting powers, designations, preferences and relative, optional or other special rights of the shares of such series and the qualifications, limitations or restrictions thereof, as set forth in the Certificate of Designations of Noncumulative Perpetual Preferred Stock, Series A (the “Certificate of Designations”) of the Corporation, which was filed with the Secretary of State of the State of Delaware on June 16, 2017.

SECOND:  Pursuant to the provisions of Section 151(g) of the DGCL, on February 6, 2018, the Board of Directors of the Corporation duly adopted the following resolutions authorizing the elimination of the Series A Preferred Stock:

NOW, THEREFORE, BE IT RESOLVED, that none of the authorized shares of the Series A Preferred Stock are currently issued or are outstanding and none of the authorized shares of the Series A Preferred Stock will be issued subject to the Certificate of Designations; and

FURTHER RESOLVED, that the appropriate officers of the Corporation be, and each of them hereby is, authorized and directed in the name and on behalf of the Corporation, pursuant to Section 151(g) of the Delaware General Corporation Law, to prepare, execute and file a Certificate of Elimination of the Series A Preferred Stock with the Secretary of State of the State of Delaware, which shall have the effect when filed of eliminating from the Corporation’s

Certificate of Incorporation all matters set forth in the Certificate of Designations with respect to the Series A Preferred Stock and returning such shares to the status of authorized and unissued shares of preferred stock, par value $0.01 per share, of the Corporation, without designation as to series.

THIRD:  Pursuant to the provisions of Section 151(g) of the DGCL, the Corporation’s Certificate of Incorporation is hereby amended to eliminate all references to the Series A Preferred Stock, and the shares that were designated to such series hereby are returned to the status of authorized and unissued shares of preferred stock of the Corporation, without designation as to series.

[SIGNATURE PAGE FOLLOWS]

Certificate of Elimination of the Series A Preferred Stock	Page 2

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed by its duly authorized officer, and attested by its Secretary, as of the 6th day of February, 2018.

BYLINE BANCORP, INC. By:/s/ Alberto J. Paracchini Name: Alberto J. Paracchini Title: President and Chief Executive Officer
ATTEST: /s/ Ana Casanueva By: Ana Casanueva Title: Secretary

Certificate of Elimination of the Series A Preferred Stock	Page 3